Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hicks Acquisition Company I, Inc.:

We consent to the use of our report dated March 13, 2007, except as to note 1, note 3, note 4, note 5 and note 7, which is as of August 30, 2007, with respect to the balance sheet of Hicks Acquisition Company I, Inc. (a development stage company) as of March 1, 2007 and the related statements of operations, stockholder's equity, and cash flows for the period February 26, 2007 (inception) through March 1, 2007, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report contains an explanatory paragraph that states that the Company's business plan is dependent upon its obtaining adequate financial resources which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Dallas, Texas
September 13, 2007